Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pipex Pharmaceuticals, Inc.

We consent to the use of our report dated July 20, 2006, except for Note 8(E) as to which the date is November 2, 2006 on the consolidated financial statements of Pipex Therapeutics, Inc. and Subsidiaries for the years ended December 31, 2005, 2004 and for the period from January 8, 2001 (inception) to December 31, 2005, included herein on the registration statement of Pipex Pharmaceuticals, Inc. and Subsidiaries on Form SB-2, and to the reference to our firm under the heading “Experts” in the prospectus.

BERMAN & COMPANY, P.A.
Certified Public Accountants

/s/ Berman & Company, P.A.
Boca Raton, Florida

December 12, 2006